UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2023
Astec Industries, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road, Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (423) 899-5898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASTE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Barry A. Ruffalo

On January 6, 2023, Astec Industries, Inc. (the “Company”) announced that its President and Chief Executive Officer, Barry A. Ruffalo, is leaving the Company, effective immediately. The termination of Mr. Ruffalo’s employment was without “Cause” within the meaning of the Severance Agreement, dated as of December 31, 2021, by and between the Company and Mr. Ruffalo (the “Severance Agreement”), which was previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Company on May 5, 2022, and the Company’s other compensation and benefits arrangements. In connection with his termination of employment, Mr. Ruffalo also resigned as a member of the Company’s Board of Directors (the “Board”), effective immediately. Mr. Ruffalo’s decision to step down from the Board is not related to any disagreement between Mr. Ruffalo and the Company with respect to the Company’s operations, policies or practices.

The Company and Mr. Ruffalo have entered into a Separation Agreement and General Release, dated as of January 6, 2023 (the “Separation Agreement”), in connection with Mr. Ruffalo’s departure. The Separation Agreement provides that, in consideration of Mr. Ruffalo’s execution and non-revocation of a release of claims by Mr. Ruffalo in favor of the Company, Mr. Ruffalo will be entitled to the benefits and payments he is entitled to receive pursuant to the Severance Agreement due to a termination of his employment by the Company other than due to Cause, in addition to any cash incentive compensation amount payable for performance in 2022 based on the metrics adopted by the Company in connection therewith, as ultimately determined by the Compensation Committee of the Company in its discretion, payable at the time such payment would otherwise be payable in the ordinary course.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Jaco van der Merwe as President and Chief Executive Officer and Election to the Board

In connection with Mr. Ruffalo’s departure, the Board appointed Jaco van der Merwe, the Company’s current Group President – Infrastructure Solutions, as President and Chief Executive Officer, effective immediately. In connection with Mr. van der Merwe’s appointment by the Board as President and Chief Executive Officer, in order to fill the vacancy created by Mr. Ruffalo’s resignation from the Board, the Board also appointed Mr. van der Merwe to serve as a Class I director of the Company until the Company’s annual meeting of stockholders to be held in 2023.

Mr. van der Merwe, age 50, has served as Group President – Infrastructure Solutions of the Company since January 2019 after having previously served as Group President - Energy since August 2016. From 1998 until 2016, he held various leadership positions at Epiroc (formerly part of Atlas Copco) including, among others, Vice President Marketing for the Deephole Drilling group (2013 to 2016) and President/General Manager for the Mining and Rock Excavation Customer Center (2010 to 2013). Mr. van der Merwe’s career with Atlas Copco began as a Quality Manager in 1998. Prior to joining Atlas Copco, he held various positions at Denel Aviation.

There are no arrangements or understandings between Mr. van der Merwe and any other person pursuant to which Mr. van der Merwe was appointed as Chief Executive Officer and President of the Company or as a member of the Board. In addition, there are no transactions directly or indirectly involving Mr. van der Merwe that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

To reflect Mr. van der Merwe’s increased responsibilities as President and Chief Executive Officer, his 2023 base salary will be increased from $400,000 to $725,000, subject to annual review by the Compensation Committee of the Board, and his 2023 annual incentive target amount will be increased from 60% to 100% of his base salary, based on achievement of company and individual performance goals. It is contemplated that the Board will make a determination in February 2023 regarding the equity incentive grants to be made to Mr. van der Merwe in 2023 following his appointment as President and Chief Executive Officer. Mr. van der Merwe will not receive any additional compensation in respect of his service on the Board.

Item 7.01. Regulation FD Disclosure

On January 6, 2023, the Company issued a press release announcing the Chief Executive Officer transition and election of Mr. van der Merwe to the Board, a copy of which is furnished as Exhibit 99.1 hereto and incorporated in this Item 7.01 by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01. Financial Statements and Exhibits
(d)Exhibits

10.1	Separation Agreement, dated as of January 6, 2023, by and between Astec Industries, Inc. and Barry A. Ruffalo
99.1	Press Release of Astec Industries, Inc. issued January 6, 2023
104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc.

Date: January 6, 2023	By:	/s/ Rebecca A. Weyenberg
Rebecca A. Weyenberg
Chief Financial Officer